UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 14, 2011

Castle Brands Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-32849	41-2103550
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

122 East 42nd Street, Suite 4700, New York, New York		10168
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(646) 356-0200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.
Item 8.01 Other Events.

On October 14, 2011, Castle Brands Inc. (the “Company”) completed its previously announced exchange of various tranches of the Company’s outstanding debt for shares of the Company’s 10% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and warrants (“Warrants”). The Warrants entitle the holder to purchase 50% of the number of shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), issuable upon conversion of such Series A Preferred Stock for an exercise price of $0.38 per share, subject to adjustment. The initial conversion price of the Series A Preferred Stock is $0.304, subject to adjustment. The debt exchange was part of the Company’s June 2011 private placement transaction and was subject to shareholder approval in accordance with NYSE Amex rules, which the Company obtained at its 2010/2011 annual meeting of shareholders.

As part of the debt exchange, the Company issued an aggregate of 1,005 shares of Series A Preferred Stock, for its stated value of $1,000 per share, and Warrants to purchase approximately 1.65 million shares of Common Stock to certain directors, officers and other affiliates of the Company in exchange for an aggregate of $1.005 million principal amount of temporary notes that were purchased by such affiliates at the original closing of the private placement transaction in June 2011. Accrued but unpaid interest on such temporary notes was converted into accrued but unpaid dividends on the shares of Series A Preferred Stock issued.

Also as part of the debt exchange, the Company issued approximately 3,986 shares of Series A Preferred Stock, for its stated value, and Warrants to purchase approximately 6.56 million shares of Common Stock to certain holders of the Company’s outstanding debt, including directors, officers and other affiliates of the Company, in exchange for an aggregate of approximately $3.61 million principal amount of such debt, and accrued but unpaid interest thereon (other than accrued but unpaid interest with respect to approximately $107,000 aggregate principal amount of such outstanding debt).

The offering of the Series A Preferred Stock and Warrants was made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder. The shares of Series A Preferred Stock and Warrants are “restricted securities” as that term is defined by Rule 144 under the Securities Act. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants have been registered for resale under the Securities Act.

In connection with the debt exchange described above, the Company terminated the Credit Agreement, dated as of December 30, 2009, by and among the Company, Castle Brands (USA) Corp. (“Castle USA”), Frost Gamma Investments Trust, an entity affiliated with Dr. Phillip Frost, a director and principal shareholder of the Company, Vector Group Ltd., a principal shareholder of the Company, Lafferty Ltd., a principal shareholder of the Company, IVC Investors, LLLP, an entity affiliated with Glenn Halpryn, a director of the Company, Mark Andrews, the Chairman of the Board of the Company, the Jacqueline Simkin Trust As Amended and Restated 12/16/2003 and Richard J. Lampen, a director and the President and Chief Executive Officer of the Company, and the Security Agreement, dated as of December 30, 2009, by and among Castle USA and the lenders under the Credit Agreement, as a result of the repayment or conversion of all of the principal and interest outstanding under the Credit Agreement. There were no early termination penalties incurred by the Company or Castle USA in connection with termination of the Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Castle Brands Inc.

October 17, 2011	By:	/s/ Alfred J. Small

Name: Alfred J. Small
Title: Senior Vice President and Chief Financial Officer